EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Emerging Vision, Inc.

We consent to the incorporation of our report dated March  20, 2008 on our audit of the consolidated financial statements of Emerging Vision, Inc. for the year ended December 31, 2007 included in this Form 10-K, into the Company’s previously filed Registration Statement on Form S-8 File Number 333-33355.

/s/ Miller, Ellin & Company, LLP
Miller, Ellin & Company, LLP

New York, New York
April 8, 2009